Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 30, 2012, relating to the consolidated balance sheets of Juhl Wind, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011 in the Form S-1 Registration Statement of Juhl Wind Inc. and Subsidiaries dated July 30, 2012, and to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
July 30, 2012